SunEdison Provides Update on Form 10-K Filing
Maryland Heights, Mo., Mar. 16, 2016 - /PRNewswire/ -- SunEdison, Inc. (NYSE: SUNE), the largest global renewable energy development company, announced today that it is delaying the filing of its Annual Report on Form 10-K for the year ended December 31, 2015 beyond the extended due date of March 15, 2016.
The scope of work required to finalize the Company’s financial statements included in the 2015 Annual Report on Form 10-K has expanded due to the identification by management of material weaknesses in its internal controls over financial reporting, primarily resulting from deficient information technology controls in connection with newly implemented systems. Because of these material weaknesses, additional procedures are necessary for management to complete the Company’s annual financial statements and related disclosures, and for the Company’s independent registered accounting firm, KPMG LLP, to finalize its audits of the Company’s annual financial statements and the effectiveness of internal controls over financial reporting as of December 31, 2015. In addition, the investigation by the Audit Committee, previously disclosed by the Company on Form 12b-25 filed with the Securities and Exchange Commission on February 29, 2016, concerning the accuracy of the Company’s anticipated financial position previously disclosed to the Company’s board of directors, has not yet been finalized.
To date, the additional procedures performed as a result of the material weaknesses identified and the investigation by the Audit Committee have not resulted in the identification of any material misstatements or restatements of the Company’s audited or unaudited consolidated financial statements or disclosures for any period previously reported by the Company.
About SunEdison
SunEdison is the largest global renewable energy development company and is transforming the way energy is generated, distributed, and owned around the world. The company develops, finances, installs, owns and operates renewable power plants, delivering predictably priced electricity to its residential, commercial, government and utility customers. SunEdison is one of the world’s largest renewable energy asset managers and provides customers with asset management, operations and maintenance, monitoring and reporting services. Corporate headquarters are in the United States with additional offices and technology manufacturing around the world. SunEdison's common stock is listed on the New York Stock Exchange under the symbol "SUNE." To learn more visit www.SunEdison.com.
Forward-Looking Statements
This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks, and uncertainties and typically include words or variations of words such as "anticipate," "believe," "intend," "plan," "predict," "outlook," "objective," "forecast," "target," "continue," "will," or "may" or other comparable terms and phrases. All statements that address operating performance, events, or developments that SunEdison expects or anticipates will occur in the future are forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive, and regulatory factors, many of which are beyond SunEdison's control and are described in SunEdison's Form 10-K for the fiscal year ended December 31, 2014, as well as additional factors it has described in other filings with the Securities and Exchange Commission. Forward-looking statements provide SunEdison's current expectations or predictions of future conditions, events, or results and speak only as of the date they are made, but SunEdison can give no assurance that these expectations and assumptions will prove to have been correct and actual results may vary materially.  SunEdison disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law.

Press: Ben Harborne, bharborne@sunedison.com, +1 (650) 474-1631; Investors/Analysts: R. Phelps Morris, pmorris@sunedison.com, +1 (314) 770-7325